UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mac-Gray Corporation

(Name of Registrant as Specified In Its Charter)

Moab Partners, L.P. a Delaware limited partnership

Moab Capital Partners, LLC, a Delaware limited liability company

Michael M. Rothenberg

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 22, 2013, Moab Capital Partners, LLC (“Moab LLC”), on behalf of Moab Partners, L.P. (“Moab LP”), a shareholder of Mac-Gray Corporation (the “Company”), issued the following press release soliciting support for its slate of nominees for election as directors to the Company’s Board of Directors at the Company’s 2013 annual meeting of shareholders.

Press Release

Moab Capital Partners Issues Letter to Mac-Gray Shareholders

Dear fellow Mac-Gray shareholders:

We are soliciting your support to elect new directors to the Board of Directors (the “Board”) of Mac-Gray Corporation (“Mac-Gray”, or the “Company”) at the Annual Meeting of Stockholders which will be in June 2013. As a long-time shareholder with a significant amount of our own capital at risk – 1,335,918 shares, or approximately 9.1% of Mac-Gray’s outstanding common stock – we believe that Mac-Gray’s Board has failed to protect shareholder interests. Sadly, this is the fourth instance in five years in which a shareholder has felt compelled to nominate independent-minded directors to this Board. Despite this high level of shareholder discontent, the Board continues to support management’s failed strategy, one that has resulted in disappointing stock returns and operating performance. Like you, we are frustrated with the Board, particularly its inability to guide management and to safeguard our rights. Unsurprisingly, ISS Proxy Advisory Services – the preeminent independent proxy advisory firm – gave Mac-Gray’s Board a score of 0.0 out of 100 for Shareholder Rights in its 2012 report. We believe that shareholder representation needs to exist on the Board in order to protect the value of our investment. Consequently, we identified three very suitable candidates for election at the 2013 meeting and will nominate them. We urge you to consider the following facts when making your decision.

The Incumbents Rewarded Management for Sub-par Performance

The Company’s nominees, Mr. David W. Bryan and Ms. Mary Ann Tocio (the “Incumbent Nominees”), have sat on this Board for nine and seven years, respectively. Mr. Bryan has been on the Board since 2004 and serves as Chairman of the Compensation Committee. During his term, CEO Stewart Gray MacDonald, Jr.’s total compensation has grown 365%. Ms. Tocio has sat on the Board since 2006 and is a member of the Compensation Committee. In that time, CEO MacDonald’s total compensation has grown 236%. Additionally, both Incumbent Nominees have done the following:

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Approved numerous overpriced, dilutive acquisitions. Between 2004 and 2012, the Board spent $319.9 million on acquisitions. Though these transactions added $200.1 million to revenue, management failed to realize any synergies from them. In fact, management has lost $27.6 million of organic revenue since 2004. Meanwhile, Mac-Gray has raised prices for its laundry services numerous times and the industry has converted, to a large degree, from a coin to cash card or credit card model, which management admits drives higher revenue.

•	Awarded numerous salary increases and special cash bonuses to the CEO, some of which were based solely on the completion of the aforementioned acquisitions.

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Failed to hold management accountable for significantly underperforming industry peers like Coinmach Services Corporation. In its 2007 Fiscal Year, before being taken private, Coinmach’s EBITDA-Capital Expenditures (including advanced location payments) margin was 16.6% whereas Mac-Gray’s was just 10.2% in that same twelve-month period.

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Established an incentive program for key executives that sets miniscule revenue and earnings growth targets, and even awards cash incentives to key executives when the Company’s revenue and earnings decline.

The Incumbents Failed to Evaluate Value Enhancing Strategic Alternatives

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Both Incumbent Nominees voted with the Board to reject two separate premium takeover bids to acquire the Company, and did not allow either suitor access to conduct due diligence. The first rejected bid was from Coinmach Services Corporation in 2006 and the second was from KP Capital in 2011. Shareholders should note that KP Capital’s bid of $17.50 per share represented a 33% premium to Mac-Gray’s share price at the time of the proposal, and also represents a significant premium to Mac-Gray’s current stock price. We question the Board’s decision to reject both buy-out offers as their operating plan has clearly failed to create greater value for shareholders.

The Incumbents Ignored Shareholder Rights and Helped Entrench the Board

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Implemented a poison pill in 2009 without shareholder approval only to repeal it earlier this month in the face of a proxy contest and as a last-ditch effort to sway votes. Shareholders should remember that this same Board refused to grant them the right to vote on the rights plan for three years. We are deeply skeptical of the Board’s sudden change of heart.

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Ignored majority-approved stockholder proposals to declassify the Board and to amend the By-Laws to remove the super-majority voting requirements at the last three Annual Meetings of Stockholders. Again, the Board seems to have neglected shareholder rights. After blatantly ignoring a shareholder-approved proposal for three years, and receiving a ZERO score from ISS for its governance practices in May of last year, the Board has finally caved under pressure of a proxy contest. We question the Board’s motivations in making the recent governance changes, and deem them as “reactive” measures not indicative of real concern for shareholders.

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Neglected to add an independent shareholder to the Board since the Company’s 1997 IPO. As a whole, the current Board owns less than 1% of the Company. Moab’s nominees include Mr. Rothenberg, the General Partner of Moab Partners, LP, which holds 9.1% of the Company and is its second largest independent shareholder. Mr. Rothenberg has consistently grown his investment in Mac-Gray over the last three years.

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Used shareholder funds to entrench themselves, utilizing the entire share repurchase authorization to buy back stock at $15.00 per share in a privately negotiated transaction with a dissident shareholder during Moab’s 2012 proxy contest.

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Note: The Incumbent Nominees and the current Board failed to repurchase stock when it traded between $4.60 and $10.00 per share between 2008 and 2010, and they have yet to implement a new repurchase authorization despite a 27% decline in the stock price months after the last repurchase was completed.

•	Withheld company cash flow from shareholders, paying out just over 6% of the company’s adjusted free cash flow as dividends in the past five years.

The egregious actions by this Board and the Incumbent Nominees have had a profound impact on Mac-Gray’s stock price. In over fifteen years as a publicly traded company, Mac-Gray’s stock has returned just 13.6% through March 5, 2013, the day prior to our Schedule 13D filing. This compares to a return of 102.9% for the Russell 2000 Index during that same period. Through the twelve months prior to our filing, Mac-Gray’s stock price declined 8.2% whereas the Russell 2000 Index returned a positive 15.6%. Similar to last year, Mac-Gray’s stock price has risen after Moab made its director nominations public. Moab attributes this rise to renewed optimism in the investor community that independent shareholders will finally receive adequate representation on the Board.

Moab Nominees

Moab is nominating Mr. Mark L. Bromberg, Mr. James E. Hyman, and Mr. Michael M. Rothenberg (the “Moab Nominees”) for election to the Board at Mac-Gray’s 2013 Annual Meeting of Stockholders. We note that the Board has chosen to run only two directors for election, retiring Mr. Edward F. MacCauley on the basis of age limits, and that it plans to reduce the number of directors to be elected to two. Since the Board has ignored age limits in previous nominations, we believe Mr. MacCauley’s retirement and the related plan to reduce the size of the Board may well be another effort to entrench the Board, this time by diluting the importance of this year’s election. We urge the Board not to carry out its plot to reduce the voice of shareholders and we hope that other holders will do the same. Accordingly, we will nominate all three of our proposed nominees and let holders express their views.

The Moab Nominees will bring vast operational, financial, and leadership experience to Mac-Gray. Mr. Bromberg has over thirty-five years of experience as a founder and chief executive of numerous US and Canadian restaurant companies. In addition to having founded Canadian restaurant concepts like Mr. Greenjeans®, Ginsberg + Wong® and Lime Rickey’s® Restaurants, Mr. Bromberg has served as CEO and/or Chairman of East Side Mario’s® Restaurants, Prime Restaurant Group, and Metromedia Restaurant Group®. Since 2002, Mr. Bromberg has served as the President and CEO of Apex Restaurant Group, which has managed and/or currently manages multi-unit groups of retail and restaurant brands. Through an affiliate, Apogee Hospitality, Mr. Bromberg and his associates provide extensive management advisory services to hospitality, retail, and service industry businesses world-wide. Among others, Mr. Bromberg has served as Chairman of the Canadian Restaurant Association, and as a Director on the Boards of Quiznos®, Quest Hospitality, Latitude Lounge Corporation, and the National Restaurant Association. Mr. Bromberg’s extensive operations and Board level experiences in the services industry would be highly valuable assets to Mac-Gray’s Board.

Currently, Mr. Hyman is President and CEO of TestAmerica Inc., the nation’s largest provider of environmental testing services, a role he has held since 2011. In addition to his position at TestAmerica, Mr. Hyman has served as a Board Member of Grosvenor Americas, an operating company of Grosvenor, which is a privately owned global property group with assets under management exceeding $18 billion, since 2011. Prior to his time at TestAmerica, Mr. Hyman was Chairman, President, CEO, and a Director of Houston-based Cornell Companies, Inc., a New York Stock Exchange-traded provider of government services, from 2005 until its sale in 2010. These positions, as well as others he has held throughout his career, have given Mr. Hyman a wealth of knowledge regarding directorship and service industry operations that will undoubtedly be additive to Mac-Gray’s Board.

Mr. Rothenberg brings eighteen years of financial industry experience to Mac-Gray. For the past seven years, Mr. Rothenberg has been the General Partner of Moab Partners, LP, a value-oriented investment firm he started in 2006. Prior to 2006, Mr. Rothenberg worked as a credit and equity analyst in the hedge fund industry for eight years and as an investment banker for three years.

Our Plan

We do not believe that the two directors Mac-Gray has nominated for reelection have served independent shareholder interests during their tenure, and we are confident that electing the Moab Nominees will reverse the Board’s history of dismal corporate governance practices. Specifically, the Moab Nominees intend to:

•	Conduct a thorough operational review to understand why profit margins have fallen and why they lag those exhibited by others in the industry

•	Consider the viability of each operating market with a buy/divest/harvest mindset

•	Evaluate the effectiveness of key executives and their incentives

•	Increase dividends

•	Implement a share repurchase program

•	Declassify the Board

•	Allow stockholders to call special meetings

•	Meticulously consider any proposals to acquire the Company at premium valuations

While a step in the right direction, we believe the motive behind the Board’s recently announced initiatives, which include removing the poison pill and super-majority voting requirements in the Company’s By-Laws, is purely a last-ditch effort to sway votes. The Incumbent Nominees and current Board egregiously acted to ignore successful majority votes to declassify the Board and remove the supermajority voting requirement in its By-Laws at the past three Annual Meetings of Stockholders. We would also like to draw attention to the fact that, despite the Company’s recent fancy headline dividend increase of 45%, Mac-Gray continues to pay a substantially lower dividend than is satisfactory given the cash flow of the business and its conservative balance sheet. Even after this most recent increase, Mac-Gray’s dividend represents just 17.8% of the free cash flow we expect the business to generate in 2013 based on Company guidance.

It is clear that this Board will only take corrective action when continuously pressured by independent shareholders like Moab. It is time for change now. Please support Mr. Bromberg, Mr. Hyman, and Mr. Rothenberg in bringing a fresh perspective to your Board of Directors.

Additional Information

MOAB CAPITAL PARTNERS, LLC (“MOAB CAPITAL”) WILL FILE A PROXY STATEMENT REGARDING THE ELECTION OF DIRECTORS OF MAC-GRAY CORPORATION (THE “COMPANY”) AT THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS. SECURITY HOLDERS ARE ADVISED TO READ THIS PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MOAB PARTNERS, L.P. FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, THIS DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION AT NO CHARGE FROM THE PARTICIPANTS AND AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.

THE FOLLOWING MAY BE DEEMED, UNDER SEC RULES, TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE COMPANY’S STOCKHOLDERS IN CONNECTION WITH THE UPCOMING ELECTION OF THE COMPANY’S BOARD OF DIRECTORS: (I) MOAB CAPITAL, (II) THE OFFICERS AND MANAGEMENT OF MOAB CAPITAL, INCLUDING MICHAEL ROTHENBERG, (III) MOAB PARTNERS, L.P. AND (IV) MESSRS. MARK BROMBERG AND JAMES HYMAN, THE INDIVIDUALS NOMINATED BY MOAB CAPITAL FOR DIRECTOR. INFORMATION REGARDING THE PARTICIPANTS AND THE INTERESTS OF MOAB CAPITAL AND ITS AFFILIATES THAT ALSO OWN SHARES OF THE COMPANY MAY BE FOUND IN FILINGS BY MOAB CAPITAL WITH THE SEC ON SCHEDULE 13D, AS AMENDED, WHICH INCLUDES A COPY OF THE NOTICE OF NOMINATION AND PROVIDES DETAILED INFORMATION ABOUT THE PARTICIPANTS.

CONTACT: Michael Rothenberg: (212) 981-2647, mr@moabpartners.com

Important Additional Information

Moab currently intends to file a definitive proxy statement for the annual shareholders’ meeting (the “Proxy Statement”) soliciting votes for Moab’s nominees to the Company’s Board of Directors. Moab is not asking you at this time to vote on its slate of directors. Once Moab’s Proxy Statement becomes available, Moab strongly advises shareholders to carefully read that Proxy Statement because it will contain important information. Information concerning Moab and any other persons deemed participants in Moab’s solicitation or proxies from shareholders in connection with the annual meeting will also be available in Moab’s Proxy Statement. Once Moab’s Proxy Statement becomes available, shareholders will be able to obtain, free of charge, copies of that statement and any other documents Moab files with or furnishes to the Securities and Exchange Commission (“SEC”) through the SEC’s website (http://www.sec.gov).

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